news	UNIT CORPORATION

7130 South Lewis Avenue, Tulsa, Oklahoma 74136

Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release...

August 31, 2005

UNIT CORPORATION ANNOUNCES CLOSING OF RIG ACQUISITION

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Texas Drilling LLC, has closed its acquisition of all the Texas drilling operations of Texas Wyoming Drilling, Inc., a Texas-based privately-owned company, with the exception of one rig which Unit will close on in mid-September. The total purchase price of the acquisition, which includes seven drilling rigs, was $32 million, $20 million to be paid in cash and $12 million issued in stock, representing 246,053 shares. Of the total amount $13.3 million in cash and $12 million issued in stock was paid today. The balance will be paid when Unit takes possession of the seventh rig. Of the seven drilling rigs, six are currently operating under contract and the seventh rig is completing refurbishment and is anticipated to be operational by mid-September. The rigs are active in the Barnett Shale area of North Texas. Six of the seven drilling rigs are mechanical, with one being a diesel electric rig, and range from 400 to 1,700 horsepower. At the close of today’s portion of the acquisition, Unit’s rig fleet totaled 110 drilling rigs.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the risk this acquisition may not close, that the anticipated impact on annual earnings may not be met, the intended operating location of the recently acquired drilling rigs, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.